Exhibit 3.2

ADOMANI, Inc.

Convertible Promissory Note & Purchase Agreement

Issuer:	ADOMANI, Inc., a Florida corporation (“Company”)

Lender:

Amount of Financing:	Open Ended Note Up to $

Type of Security:	Promissory Note (“Note”) convertible into the securities

Issued by Company at $ per share common stock.

Conversion of Note:	It is contemplated by the Company that the Lender will make a series of loans to the Company in the amount of $ . Each loan will be deemed a separate loan and Note and Lender will have the sole right to convert said loan to securities of the Company. The loan, together with the accrued interest shall, at the option of the Lender, be converted into the equity issued in the Equity Financing at $ per share. (“The Conversion Price”).

Warrants:	No Warrants.

Interest:	Annual interest rate on outstanding principal will be %, interest payable at the due date of the separate notes.

Term:	Each Loan and the unpaid interest shall be repaid Three years from the date the Lender loans money to the Company

Transferability:	The Note is transferable without the Company’s prior consent.

Dated:

Kevin G. Kanning, COO	, Lender
Secretary